Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter 2011 Results

•                  Revenue increased 8% to $80.5 million on bookings of $84.8 million

ARLINGTON, VA —February 29, 2012 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the fourth quarter 2011, as summarized below:

	Three Months Ended
US$ thousands	December 31,		%
except per-share data	2011	2010	change
Total revenue	$80,527	$74,280	8%
Sales bookings(1)	84,834	81,814	4%

Net income/(loss)	(4,979)	4,965	-200%
Net income/(loss) per share:	$(0.24)	$0.23	-204%
Operating EBITDA(1)	10,725	13,356	-20%

Cash flow from operations	7,391	15,074	-51%
Purchases of property and equipment	(2,032)	(2,560)	-21%
Free cash flow	5,359	12,514	-57%

(1)Definitions and reconciliations for all non-GAAP measures are provided in this press release.

Commenting on the quarter, Steve Swad, President and Chief Executive Officer of Rosetta Stone, said, “The stabilization and improvement that we started to see in our US Consumer business in the third quarter continued into the fourth quarter and helped drive record fourth quarter revenues for Rosetta Stone.  Our Institutional business also closed out the year on a positive note, while we continue to work on challenges in our Asian consumer business.  Encouragingly, sales in our direct-to-consumer channel and in particular, sales via our website, were strong, driven by increased website visits and higher conversion.  We had successful email campaigns around the holiday season and focused on promoting our products and services at more attractive price points, which drove significant volume increases in our US consumer business.”

Swad added, “While, there were positive signs of momentum for Rosetta Stone during the quarter, the company is still facing challenges.  We need to further stabilize the US Consumer business, regain momentum in Asia, and take steps to improve margins and profitability across all our businesses.  We are working further on our plans to transition our distribution to more online in the consumer space and are adjusting our messaging in the Institutional segment to give it a more distinct identity within the general Rosetta Stone brand.  We believe that these efforts will strengthen the long-term outlook for the company.”

Fourth Quarter 2011 Operational and Financial Highlights

•                  Revenue of $80.5 million on bookings of $84.8 million:  Revenue grew 8% while bookings, which represent executed sales contracts received by the company, increased 4% from the fourth quarter of 2010.

	Three Months Ended
	December 31,	December 31,
	2011	2010	% change
Total consumer units sold (000)	221.7	173.4	28%
Average revenue per unit (based on bookings)	$313	$389	-20%

Rosetta Stone lowered its prices during 2011 and focused on promoting more appealing price points in its holiday promotional campaigns in the quarter, which pushed average unit price down to $313, a 20% decrease.  Total consumer units sold increased 28% to 221.7 thousand units in the quarter.

	Three Months Ended
	December 31,	December 31,	%
US$ thousands	2011	2010	change
Sales bookings from
US Consumer	$54,786	$52,243	5%
International Consumer	14,589	15,176	-4%
Total Consumer	69,375	67,419	3%
Institutional	15,459	14,395	7%
Total	84,834	81,814	4%

Global consumer revenue attributable to:
Direct to consumer	$42,368	$34,496	23%
Kiosks	8,504	9,533	-11%
Global retail partners	14,265	15,413	-7%
Homeschool	895	590	52%

•                  US Consumer bookings increased 5%:  Bookings from sales to US consumers during the fourth quarter rose 5% to $54.8 million, compared to $52.2 million a year ago.  The year-over-year increase was driven by strong growth in web visits and higher conversion in our DTC channel, which offset declines in the kiosk and retail channels.  Tighter management of the kiosk channel, including the closing of an additional 23 kiosks in the fourth quarter, caused revenues to decrease, but yields improved.  While revenues from the retail channel were down, sell-through units, which are sales to end consumers, increased almost 30% in the quarter.  In the fourth quarter of 2010, sell-in, or sales to retailers, was higher than normal due to retailers purchasing inventories of the recently introduced TOTALe v4, which created a challenging comparison for this fourth quarter.

•                  Worldwide Institutional bookings increased 7%:  Bookings from institutions were $15.5 million, compared to $14.4 million a year ago.  Growth of sales in the US Corporate channel were offset by lower bookings in the education and government channels as tighter public sector budgets constrained spending.  International bookings had strong growth off a small base and offset the modest decline registered by the US.

•                  International Consumer bookings decreased 4%:  International consumer bookings of $14.6 million were 4% lower than a year ago.  Bookings in Europe were healthy, but challenges in our Japan and Korea markets continued, which experienced year-over-year decreases.  Sales to international consumers represented 17% of total bookings, down slightly from a year ago.

•                  Operating EBITDA:  Operating EBITDA was $10.7 million in the fourth quarter, compared to $13.4 million a year ago.  Operating EBITDA was driven by higher bookings in the quarter, partially offset by increased cost of revenue related to online coaching and support, which reduced gross margin.  Operating expenses increased primarily due to higher sales and marketing expenses, which drove improved revenues, as well as increased general and administrative (G&A) expenses.  G&A in the quarter also included the impact of expenses related to the transition of the company’s former CEO.

•                  Net Income: Rosetta Stone recorded a net loss of $5.0 million for the fourth quarter 2011, compared to net income of $5.0 million a year earlier.  Net loss for the fourth quarter 2011 includes the impact of a $4.9 million non-cash charge for the cancellation of the company’s Long Term Incentive Plan (LTIP).  Excluding this non-cash charge, pro forma net loss would have been $1.9MM, using a 37.5% statutory tax rate.  On a GAAP basis, net loss per share was $0.24 compared with $0.23 of net income per share a year ago.  On a pro forma basis, excluding the cancellation of the LTIP, net loss per share would have been $0.09.

•                  Cash and Short-term Investments:  Cash, cash equivalents and short-term investments were $116.3 million at December 31, 2011, a decrease of $6.0 million from $122.3 million a year ago, and an increase of $5.0 million from September 30,

2011.  Net cash provided by operating activities in the quarter was $7.4 million, while cash used for capital expenditures was $2.0 million.

Financial Outlook

For the first quarter 2012, Rosetta Stone currently anticipates:

•                  Sales bookings of $57 to $61 million.

•                  Revenue of $58 to $61 million.

•                  Net income of ($9) to ($11) million.

•                  Earnings per share of ($0.43) to ($0.51).

•                  Operating EBITDA of ($9) to ($13) million.

•                  Basic weighted-average shares outstanding of approximately 20.9 million.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure Operating EBITDA.  Operating EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization (primarily related to acquired intangibles) and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  An additional non-GAAP financial measure in this press release is total sales bookings, or “bookings,” which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue.  This press release also includes the non-GAAP financial measure “free cash flow,” which is cash flow from operations less cash used in purchases of property and equipment.  Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s board of directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.  In addition, the impact of shares granted under these plans is considered in the company’s EPS calculation to the extent the shares are dilutive.

•                  Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings can be a valuable indicator of the company’s performance.  In September 2010, the company began to transition to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.  As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings should be supplemented with Operating EBITDA as another indicator of the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  The company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information as well as the link to a webcast that the company will host to discuss the fourth quarter 2011 financial results and its outlook for the first quarter and fiscal year 2012.

The live webcast, available at http://investors.RosettaStone.com, is scheduled for today, February 29, at 4:30 p.m. Eastern Time (ET).

Investors may also dial in to the conference line using one of the following numbers:

1-877-407-4018 (toll-free) or

1-201-689-8471 (toll/international)

A recorded replay of the webcast will be available on the “Investor Relations” page of the company’s web site http://investors.RosettaStone.com after the live discussion.  The replay will also be available beginning at 7:30 p.m. ET until March 14, 2012 via telephone at the following numbers:

1-877-870-5176 (toll-free) or

1-858-384-5517 (toll/international)

Pass Code: 387279

About Rosetta Stone

Rosetta Stone Inc. provides interactive solutions and cutting-edge technology that is changing the way the world learns languages. Rosetta Stone’s proprietary learning techniques are acclaimed for the power to unlock the natural language-learning ability in everyone. The company offers 30 languages, from the most commonly spoken, like English, Mandarin Chinese and Spanish, to the less widely used, like Swahili and Tagalog.  Rosetta Stone solutions are used by schools, businesses, global organizations, and millions of individuals in more than 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, VA. For more information, visit RosettaStone.com.

“Rosetta Stone,” “TOTALe,” “ReFLEX” and other names used herein are registered trademarks or trademarks of Rosetta Stone Ltd. in the United States and other countries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for future financial performance and operating targets and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” “likely,” or “will.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our Version 4 TOTALe and ReFLEX products on our industry; the appeal and efficacy of Version 4 TOTALe and ReFLEX; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans regarding our kiosks and retail relationships; our plans regarding our Institutional business; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; our plans to transition our distribution to more online in the consumer space; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the fiscal year  ended December 31, 2010, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
Steve Somers, CFA	Kristen Ingraham
703-387-5876	(212)-593-5801
ssomers@rosettastone.com	kristen@finnpartners.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Product	$60,841	$61,565	$195,382	$215,590
Subscription and service	19,686	12,715	73,067	43,278
Total revenue	80,527	74,280	268,449	258,868

Cost of revenue:
Cost of product revenue	11,067	9,507	36,497	32,549
Cost of subscription and service revenue	3,758	2,819	12,619	6,450
Total cost of revenue	14,825	12,326	49,116	38,999

Gross profit	65,702	61,954	219,333	219,869

Operating expenses
Sales and marketing	43,316	38,984	161,491	130,879
Research and development	6,389	5,837	24,218	23,437
General and administrative	19,300	14,548	62,031	52,656
Total operating expenses	69,005	59,369	247,740	206,972

Income (loss) from operations	(3,303)	2,585	(28,407)	12,897

Other income and (expense):
Interest income	78	71	302	262
Interest expense	—	(42)	(5)	(66)
Other income (expense)	60	(61)	142	(220)
Total other income (expense)	138	(32)	439	(24)

Income (loss) before income taxes	(3,165)	2,553	(27,968)	12,873
Income tax provision (benefit)	1,814	(2,412)	(7,980)	(411)

Net income (loss)	$(4,979)	$4,965	$(19,988)	$13,284

Net income (loss) per share:
Basic	$(0.24)	$0.24	$(0.96)	$0.65
Diluted	$(0.24)	$0.23	$(0.96)	$0.63

Common shares and equivalents outstanding:
Basic weighted average shares	20,920	20,652	20,773	20,439
Diluted weighted average shares	20,920	21,265	20,773	21,187

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$106,516	$115,756
Restricted cash	74	85
Short term investments	9,711	6,410
Accounts receivable (net of allowance for doubtful accounts of $1,951 and $1,761, respectively)	51,997	48,056
Inventory	6,723	9,928
Prepaid expenses and other current assets	7,081	7,763
Income tax receivable	7,678	2,210
Deferred income taxes	10,985	11,159
Total current assets	200,765	201,367

Property and equipment, net	20,869	21,073
Goodwill	34,841	34,856
Intangible assets, net	10,865	10,948
Deferred income taxes	8,038	6,498
Other assets	1,803	1,732
Total assets	$277,181	$276,474

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,291	$7,631
Accrued compensation	11,703	10,514
Other current liabilities	34,911	32,625
Deferred revenue	49,375	41,965
Total current liabilities	103,280	92,735

Deferred revenue	2,520	5,193
Other long-term liabilities	176	230
Total liabilities	105,976	98,158

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding September 30, 2011 and December 31, 2010	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 21,258 and 20,975 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	2	2
Additional paid-in capital	151,823	139,022
Accumulated income	19,082	39,069
Accumulated other comprehensive income	298	223
Total stockholders’ equity	171,205	178,316
Total liabilities and stockholders’ equity	$277,181	$276,474

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Cash Flows From Operating Activities:
Net income (loss)	(4,979)	4,965	(19,988)	13,284
Adjustments to reconcile net income (loss) to cash provided by operating activities, net of business acquisitions
Stock-based compensation expense	7,376	1,398	12,353	4,387
Bad debt expense	519	1,273	1,228	1,750
Depreciation and amortization	2,285	1,900	8,724	6,615
Deferred income tax benefit	(1,768)	(5,331)	(1,297)	(6,057)
Loss on sales of equipment	300	3	318	37
Net change in:
Restricted cash	(8)	23	11	(30)
Accounts receivable	(17,403)	(2,910)	(5,058)	(12,260)
Inventory	1,807	1,858	3,168	(935)
Prepaid expenses and other current assets	(712)	(1,797)	659	(236)
Income tax receivable	6,420	—	(5,812)	(5,028)
Other assets	183	(393)	(25)	(761)
Accounts payable	(1,185)	6,329	(447)	5,987
Accrued compensation	2,662	2,611	1,200	(16)
Other current liabilities	7,691	(4,618)	3,979	6,106
Income tax payable	—	2,480	—	—
Excess tax benefit from stock options exercised	—	(35)	(365)	(1,377)
Other long-term liabilities	(204)	(264)	(52)	(789)
Deferred revenue	4,407	7,582	4,777	21,029
Net cash provided by (used in) operating activities	7,391	15,074	3,373	31,706

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,032)	(2,560)	(9,940)	(8,256)
Purchases of available-for-sale securities	(1,500)	(6,410)	(75)	(6,410)
Acquisition, net of cash acquired		(225)	(3,301)	(225)
Net cash used in investing activities	(3,532)	(9,195)	(13,316)	(14,891)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	161	345	800	2,387
Tax benefit of stock options exercised	—	35	365	1,377
Payments under capital lease obligations	(279)	(364)	(285)	(367)
Net cash provided by (used in) financing activities	(118)	16	880	3,397

Increase (decrease) in cash and cash equivalents	3,741	5,895	(9,063)	20,212

Effect of exchange rate changes in cash and cash equivalents	(292)	47	(177)	356

Net increase (decrease) in cash and cash equivalents	3,449	5,942	(9,240)	20,568

Cash and cash equivalents—beginning of period	103,067	109,814	115,756	95,188

Cash and cash equivalents—end of period	$106,516	$115,756	$106,516	$115,756

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$(4,979)	$4,965	$(19,988)	$13,284
Interest (income)/expense, net	(78)	(29)	(297)	(196)
Income tax expense (benefit)	1,814	(2,412)	(7,980)	(411)
Depreciation and amortization	2,285	1,900	8,724	6,615
Stock-based compensation	7,376	1,398	12,353	4,387

Adjusted EBITDA	$6,418	$5,821	$(7,188)	$23,679

Change in deferred revenue	4,307	7,535	4,737	21,052

Operating EBITDA	$10,725	$13,356	$(2,451)	$44,731

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to non-GAAP Net Income (loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$(4,979)	$4,965	$(19,988)	$13,284
Stock-based compensation net of tax (1)	4,610	874	7,721	2,742
Amortization of intangibles net of tax (1)	9	11	53	36
Non-GAAP net income (loss)	$(360)	$5,850	$(12,214)	$16,062

Non-GAAP net income (loss) per share:
Basic	(0.02)	$0.28	$(0.59)	$0.79
Diluted	$(0.02)	$0.28	$(0.59)	$0.76

Common shares and equivalents outstanding:
Basic weighted average shares	20,920	20,652	20,773	20,439
Diluted weighted average shares	20,920	21,265	20,773	21,187

(1)  Non-GAAP tax rate of 37.5%